INVESTOR SERVICES AGREEMENT

The terms and conditions of this Services Agreement between Pacific Investment Management Company ("PIMCO") and Allianz Life Insurance Company of North America (the "Company") are effective as of June 1, 2009.

WHEREAS, the Company, PIMCO Funds Distributors LLC and PIMCO Variable Insurance Trust (the "Trust") have entered into a Fund Participation Agreement dated December 1, 1999, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Administrative Class shares ("Shares") of certain Portfolios of the Trust ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

WHEREAS, the Trust has adopted an Administrative Services Plan (the "Plan") for the Shares of each Portfolio under which Administrative Class assets may be used to reimburse financial intermediaries that provide services relating to Administrative Class shares; and

WHEREAS, the Company or its affiliate has executed a Services Agreement pursuant to which the Company or its affiliate is entitled to reimbursement under the Plan for services provided to Variable Contract owners; and

WHEREAS, PIMCO and the Company are parties to an amended and restated services agreement dated January 1, 2007 (the “2007 Agreement”); and

WHEREAS, PIMCO and the Company wish to replace the 2007 Agreement with an agreement the essential terms of which are the same as those of the 2007 Agreement, whose title will not be easily confused with that of other agreements between Company and parties related to PIMCO, and which includes an updated Schedule A; and

WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trust to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between PIMCO and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

1.           Services.  The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners' votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust or PIMCO as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

2.           Compensation.  In consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to the rates listed on Schedule A to this Agreement of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

3.           Term.  This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the

Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and PIMCO, or upon assignment of the Participation Agreement by either the Company or PIMCO. Notwithstanding the termination of this Services Agreement, PIMCO will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

4.           Amendment.  This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5.           Effect on Other Terms, Obligations and Covenants.  Except as provided for in accordance with paragraph 6(a), nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

6.           Miscellaneous.

(a)           This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes the 2007 Agreement and all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the prior Agreements.

(b)           This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY

/s/ John P Hardoway

By:          John P Hardoway

Title:          Treasurer

Date:          December 23, 2009

ALLIANZ LIFE INSURANCE COMPANY

OF NORTH AMERICA

/s/ Jeffrey W. Kletti

By:          Jeffrey W. Kletti

Title:          Vice President, Investments

Date:          12/16/09

SCHEDULE A

The following rates are effective June 1, 2009, except as otherwise noted.

Portfolio                                                                                         Rate

PIMCO All Asset Portfolio                                                        25 bps

PIMCO CommodityRealReturn Strategy Portfolio                 30 bps

PIMCO Emerging Markets Bond Portfolio                               30 bps

PIMCO Global Bond Portfolio (Unhedged)                              30 bps

PIMCO Global Multi-Asset Portfolio                                        35 bps*

PIMCO High Yield Portfolio                                                       30 bps

PIMCO Real Return Portfolio                                                     20 bps

PIMCO StocksPLUS Growth and Income Portfolio                20 bps

PIMCO Total Return Portfolio                                                    20 bps

__________

*Effective on or about October 26, 2009.

AMENDMENT TO INVESTOR SERVICES AGREEMENT

The Investor Services Agreement dated June 1, 2009 between Allianz Life Insurance Company of North America and Pacific Investment Management Company is hereby amended by deleting the existing Schedule A, and inserting in lieu thereof the following:

SCHEDULE A
(revised May 1, 2011)

Portfolio                                                                                                                   Rate

1.   PIMCO VIT All Asset Portfolio                                                                    25 bps
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio                          30 bps
3.   PIMCO VIT Emerging Markets Bond Portfolio                                          30 bps
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio                          30 bps
5.   PIMCO VIT Global Bond Portfolio (Unhedged)                                         30 bps
6.   PIMCO VIT Global Multi-Asset Portfolio                                                   35 bps
7.   PIMCO VIT High Yield Portfolio                                                                   30 bps
8.   PIMCO VIT Real Return Portfolio                                                                 20 bps
9.   PIMCO VIT Total Return Portfolio                                                                20 bps
10. PIMCO VIT Unconstrained Bond Portfolio                                                 30 bps

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the investor services agreement, as of May 1, 2011.

Allianz Life Insurance Company of North America

By:   /s/ Mike Scriver
      _________________________________
Name:  Mike Scriver
Title:    Vice President, Hedge Design & Management

Pacific Investment Management Company LLC

By:    /s/ Douglas J. Ongaro
     ________________________________
Name:  Douglas J. Ongaro
Title:  Senior Vice President